Exhibit 4.3

OVERALLOTMENT COMMON STOCK PURCHASE RIGHT

RXI PHARMACEUTICALS CORPORATION

Overallotment Shares:	Initial Exercise Date: , 2015

THIS OVERALLOTMENT COMMON STOCK PURCHASE RIGHT (the “Overallotment Purchase Right”) certifies that, for value received,              or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the date that is thirteen (13) months following the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), up to              shares (as subject to adjustment hereunder, the “Overallotment Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of one share of Common Stock under this Overallotment Purchase Right shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. In addition to the terms defined elsewhere in this Overallotment Purchase Right, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock Equivalent” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, lawsuit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Agreement” means Securities Purchase Agreement, dated as of             , 2015, between the Company and purchasers signatory thereto.

“Registration Statement” means the effective registration statement on Form S-1 (Commission File No. 333-203389).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company.

Section 2. Exercise.

a) Exercise of Overallotment Purchase Right. Exercise of the purchase rights represented by this Overallotment Purchase Right may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy (or e-mail attachment) of the Notice of Exercise in the form annexed hereto and within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Overallotment Purchase Right to the Company until the Holder has purchased all of the Overallotment Shares available hereunder and the Overallotment Purchase Right has been exercised in full, in which case, the Holder shall surrender this Overallotment Purchase Right to the Company for cancellation within three Trading

Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Overallotment Purchase Right resulting in purchases of a portion of the total number of Overallotment Shares available hereunder shall have the effect of lowering the outstanding number of Overallotment Shares purchasable hereunder in an amount equal to the applicable number of Overallotment Shares purchased. The Holder and the Company shall maintain records showing the number of Overallotment Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Overallotment Purchase Right or any partial assignment of this Overallotment Purchase Right, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase or assignment of a portion of the Overallotment Shares hereunder, the number of Overallotment Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of the Common Stock under this Overallotment Purchase Right shall be $            , subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Overallotment Shares to the Holder, then this Overallotment Purchase Right may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Overallotment Shares equal to the quotient obtained by dividing ((A-B) x (X)) by (A), where:

(A) =	the VWAP (as defined below) on the Trading Day immediately preceding the date on which Holder elects to exercise this Overallotment Purchase Right by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Overallotment Purchase Right, as adjusted hereunder; and

(X) =	the number of Overallotment Shares that would be issuable upon exercise of this Overallotment Purchase Right in accordance with the terms of this Overallotment Purchase Right if such exercise were by means of a cash exercise rather than a cashless exercise.

If Overallotment Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Overallotment Shares shall take on the registered characteristics of the Overallotment Purchase Rights being exercised, and the holding period of the Overallotment Purchase Rights being exercised may be tacked on to the holding period of the Overallotment Shares. The Company agrees not to take any position contrary to this Section 2(c).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as mutually determined by the Company and the Holder, provided that, if the Company and the Holder are unable to agree upon the fair market value of such security, then the fair market value will be determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. All such determinations will be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

d) Mechanics of Exercise.

i. Delivery of Overallotment Shares Upon Exercise. Overallotment Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Overallotment Shares to or resale of the Overallotment Shares by Holder or (B) this Overallotment Purchase Right is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Overallotment Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is three Trading Days after the delivery to the Company of the Notice of Exercise (such date, the “Overallotment Share Delivery Date”), provided that the Holder has paid any required Exercise Price for the portion of this Overallotment Purchase Right being exercised on or prior to such Overallotment Share Delivery Date (including by cashless exercise, if permitted pursuant to Section 2(c)). The Overallotment Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Overallotment Purchase Right has been validly exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Holder the Overallotment Shares subject to a Notice of Exercise by the Overallotment Share Delivery Date, and the Holder has paid any required Exercise Price for the portion of this Overallotment Purchase Right being exercised on or prior to such Overallotment Share Delivery Date (including by cashless exercise, if permitted pursuant to Section 2(c)), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Overallotment Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $5 per Trading Day for each Trading Day after such second Trading Day following the Overallotment Share Delivery Date until such Overallotment Shares are delivered or Holder rescinds such exercise.

ii. Delivery of New Overallotment Purchase Rights Upon Exercise. If this Overallotment Purchase Right shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Overallotment Purchase Right, at the time of delivery of the Overallotment Shares, deliver to the Holder a new Overallotment Purchase Right evidencing the rights of the Holder to purchase the unpurchased Overallotment Shares called for by this Overallotment Purchase Right, which new Overallotment Purchase Right shall in all other respects be identical with this Overallotment Purchase Right.

iii. Rescission Rights. In the event that the Buy-In remedy pursuant to section 2(d)(iv) below does not apply or is otherwise not exercised, if the Company fails to cause the Transfer Agent to transmit to the Holder the Overallotment Shares pursuant to Section 2(d)(i) by the second Trading Day following the Overallotment Share Delivery Date and the Holder has paid any required Exercise Price for the portion of this Overallotment Purchase Right being exercised on or prior to such Overallotment Share Delivery Date (including by cashless exercise, if permitted pursuant to Section 2(c)), then the Holder will have the right to rescind such exercise.

iv. Buy-In Remedy. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Overallotment Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the second Trading Day following the Overallotment Share Delivery Date and the Holder has paid any required Exercise Price for the portion of this Overallotment Purchase Right being exercised on or prior to such Overallotment Share Delivery Date (including by cashless exercise, if permitted pursuant to Section 2(c)), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Overallotment Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the

Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including reasonable brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Overallotment Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Overallotment Purchase Right and equivalent number of Overallotment Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded, provided, however, that such right to reinstate or rescind shall only apply in the event that the rights pursuant to Section 2(d)(iii) above have not been exercised) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Overallotment Purchase Right as required pursuant to the terms hereof. Notwithstanding anything to the contrary in the foregoing, any amounts payable by the Company to the Holder pursuant to this Section 2(d)(iv) shall be reduced by any amounts that have been paid or are required to be paid to such Holder by the Company pursuant to the last sentence of Section 2(d)(i).

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Overallotment Purchase Right. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share; provided that the Company shall not be required to make any fractional payments on exercise if the aggregate value of fractional shares is less than $100 and any such lesser amount shall be deemed forfeited.

vi. Charges, Taxes and Expenses. Issuance of Overallotment Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Overallotment Shares, all of which taxes and expenses shall be paid by the Company, and such Overallotment Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Overallotment Shares are to be issued in a name other than the name of the Holder, this Overallotment Purchase Right when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for timely processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for timely electronic delivery of the Overallotment Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Overallotment Purchase Right, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Overallotment Purchase Right, and a Holder shall not have the right to exercise any portion of this Overallotment Purchase Right, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Overallotment Purchase Right with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Overallotment Purchase Right beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Overallotment Purchase Right is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Overallotment Purchase Right is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Overallotment Purchase Right is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Overallotment Purchase Right is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and will have no liability for exercises of this Overallotment Purchase Right that are in non-compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding as established by clauses (A), (B), or (C), as applicable. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Overallotment Purchase Right, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Overallotment Purchase Right. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Overallotment Purchase Right held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only be effective with regard to such Holder. The provisions of this Section 2(e) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 2(e) shall apply to a successor holder of this Overallotment Purchase Right.

f) Call Provision. Subject to the provisions of Section 2(e) and this Section 2(f), if, at any time after the sixth (6th) month following the Initial Exercise Date, the VWAP for each of 10 consecutive Trading Days (the “Measurement Period,” which 10 consecutive Trading Day period shall not have commenced until after the Initial Exercise Date) exceeds $             (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Initial Exercise Date), then the Company may, within 5 Trading Days of the end of such Measurement Period, call for cancellation of all or any portion of this Overallotment Purchase Right for which a Notice of Exercise has not yet been delivered (such right, a “Call”) for consideration equal to $0.0001 per Overallotment Share. To exercise this right, the Company must deliver to the Holder an irrevocable written notice (a “Call Notice”), indicating therein the unexercised portion of this Overallotment Purchase Right to which such notice applies. If the conditions set forth below for such Call are satisfied from the period from the date of the Call Notice through and including the Call Date (as defined below), then any portion of this Overallotment Purchase Right subject to such Call Notice for which a Notice of Exercise shall not have been received by the Call Date will be cancelled at 6:30 p.m. (New York City time) on the fifth (5th) Trading Day after the date the Call Notice is delivered to the Holder (such date and time, the “Call Date”). Any unexercised portion of this Overallotment Purchase Right to which the Call Notice does not pertain will be unaffected by such Call Notice. In furtherance thereof, the Company covenants and agrees that it will honor all Notices of Exercise with respect to Overallotment Shares subject to a Call Notice that are tendered through 6:30 p.m. (New York City time) on the Call Date. The parties agree that any Notice of Exercise delivered following a Call Notice which calls less than all the Overallotment Purchase Rights shall first reduce to zero the number of Overallotment Shares subject to such Call Notice prior to reducing the remaining Overallotment Shares available for purchase under this Overallotment Purchase Right. For example, if (A) this Overallotment Purchase Right then permits the Holder to acquire 100 Overallotment Shares, (B) a Call Notice pertains to 75 Overallotment Shares, and (C) prior to 6:30 p.m. (New York City time) on the Call Date the Holder tenders a Notice of Exercise in respect of 50 Overallotment Shares, then (x) on the Call Date the right under this Overallotment Purchase Right to acquire 25 Overallotment Shares will be automatically cancelled, (y) the Company, in the time and manner required under this Overallotment Purchase Right, will have issued and delivered to the Holder 50 Overallotment Shares in respect of the exercises following receipt of the Call Notice, and (z) the Holder may, until the Termination Date, exercise this Overallotment Purchase Right for 25 Overallotment Shares (subject to adjustment as herein provided and subject to subsequent Call Notices). Subject again to the provisions of this Section 2(f), the Company may deliver subsequent Call Notices for any portion of this Overallotment Purchase Right for which the Holder shall not have delivered a Notice of Exercise. Notwithstanding anything to the contrary set forth in this Overallotment Purchase Right, the Company may not deliver a Call Notice or require the cancellation of this Overallotment Purchase Right (and any such Call Notice shall be void), unless, from the beginning of the Measurement Period through the Call Date, (1) the Company shall have honored in accordance with the terms of this Overallotment Purchase Right all Notices of Exercise delivered by 6:30 p.m. (New York City time) on the Call Date, and (2) the Registration Statement shall be effective as to all Overallotment Shares and the prospectus thereunder available for use by the Company for the sale of all such Overallotment Shares to the Holder, and (3) the Common Stock shall be listed or quoted for trading on the Trading Market, and (4) there is a sufficient number of authorized shares of Common Stock for issuance of all Securities under the Transaction Documents, and (5) the issuance upon exercise of the Overallotment Shares subject to the Call shall not cause a breach of any provision of Section 2(e) herein. The Company’s right to call the Overallotment Purchase Rights under this Section 2(f) shall be exercised ratably among the Holders based on each Holder’s initial purchase of Overallotment Purchase Rights.

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Overallotment Purchase Right is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Overallotment Purchase Right or any other securities issued pursuant to the Registration Statement), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Overallotment Purchase Right shall be proportionately adjusted such that the aggregate Exercise Price of this Overallotment Purchase Right shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Overallotment Purchase Right (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c) Pro Rata Distributions. During such time as this Overallotment Purchase Right is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Overallotment Purchase Right, then, in each such case, the Holder shall be entitled following partial or complete exercise of this Overallotment Purchase Right to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon such partial or complete exercise of this Overallotment Purchase Right, as applicable (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). In addition, to the extent that this Overallotment Purchase Right has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution will be held in abeyance for the benefit of the Holder until the Holder has exercised this Overallotment Purchase Right.

d) Fundamental Transaction. If, at any time while this Overallotment Purchase Right is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than for the purpose of changing the name of the Company or changing the Company’s jurisdiction of incorporation to another state within the United States), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Overallotment Purchase Right, the Holder shall have the right to receive, for each Overallotment Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Overallotment Purchase Right), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Overallotment Purchase Right is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Overallotment Purchase Right). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Overallotment Purchase Right following such Fundamental Transaction.

e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

f) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Overallotment Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If, during the term in which this Overallotment Purchase Right is exercisable by the Holder, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Overallotment Purchase Right Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Overallotment Purchase Right constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Overallotment Purchase Right during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Overallotment Purchase Right.

a) Transferability. Subject to compliance with applicable securities laws, the Holder may transfer this Overallotment Purchase Right and all rights hereunder (including, without limitation, any registration rights), in whole or in part, upon surrender of this Overallotment Purchase Right at the principal office of the Company or its designated agent, together with a written assignment of this Overallotment Purchase Right substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Overallotment Purchase Right or Overallotment Purchase Rights in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Overallotment Purchase Right evidencing the portion of this Overallotment Purchase Right not so assigned, and this Overallotment Purchase Right shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Overallotment Purchase Right to the Company unless the Holder has assigned this Overallotment Purchase Right in full, in which case, the Holder shall surrender this Overallotment Purchase Right to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Overallotment Purchase Right in full. The Overallotment Purchase Right, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Overallotment Shares without having a new Overallotment Purchase Right issued.

b) New Overallotment Purchase Rights. This Overallotment Purchase Right may be divided or combined with other Overallotment Purchase Rights upon presentation hereof at the principal office of the Company, together with a written notice specifying the names and denominations in which new Overallotment Purchase Rights are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Overallotment Purchase Right or Overallotment Purchase Rights in exchange for the Overallotment Purchase Right or Overallotment Purchase Rights to be divided or combined in accordance with such notice. All Overallotment Purchase Rights issued on transfers or exchanges shall be dated the initial issuance date of this Overallotment Purchase Right and shall be identical with this Overallotment Purchase Right except as to the number of Overallotment Shares issuable pursuant thereto.

c) Overallotment Purchase Right Register. The Company shall register this Overallotment Purchase Right, upon records to be maintained by the Company for that purpose (the “Overallotment Purchase Right Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Overallotment Purchase Right as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Overallotment Purchase Right does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b) Loss, Theft, Destruction or Mutilation of Overallotment Purchase Right. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Overallotment Purchase Right or any stock certificate relating to the Overallotment Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Overallotment Purchase Right or stock certificate, if mutilated, the Company will make and deliver a new Overallotment Purchase Right or stock certificate of like tenor, in lieu of such Overallotment Purchase Right or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Overallotment Purchase Right is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Overallotment Shares upon the exercise of any purchase rights under this Overallotment Purchase Right. The Company further covenants that its issuance of this Overallotment Purchase Right shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Overallotment Shares upon the exercise of the purchase rights under this Overallotment Purchase Right. The Company will take all such reasonable action as may be necessary to assure that such Overallotment Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. All Overallotment Shares which may be issued upon the exercise of the purchase rights represented by this Overallotment Purchase Right will, upon exercise of this Overallotment Purchase Right and payment for such Overallotment Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Overallotment Purchase Right, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Overallotment Purchase Right against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Overallotment Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Overallotment Shares upon the exercise of this Overallotment Purchase Right and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Overallotment Purchase Right.

Before taking any action which would result in an adjustment in the number of Overallotment Shares for which this Overallotment Purchase Right is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Overallotment Purchase Right shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Overallotment Purchase Right shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Overallotment Purchase Right. If any party shall commence an action or proceeding to enforce any provisions of this Overallotment Purchase Right, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

f) Restrictions. The Holder acknowledges that the Overallotment Shares acquired upon the exercise of this Overallotment Purchase Right, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. Without limiting any other provision of this Overallotment Purchase Right or the Purchase Agreement, if a party willfully and knowingly fails to comply with any provision of this Overallotment Purchase Right, which results in any material damages to the other party, the offending party shall pay to the other party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by such other party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at             , Attention:             , facsimile number:             , email address:                     ,

or such other facsimile number, email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Overallotment Purchase Right to purchase Overallotment Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Overallotment Purchase Right. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Overallotment Purchase Right and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Overallotment Purchase Right and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Overallotment Purchase Right are intended to be for the benefit of any Holder from time to time of this Overallotment Purchase Right and shall be enforceable by the Holder or holder of Overallotment Shares.

l) Amendment. This Overallotment Purchase Right is one of a series of Overallotment Purchase Rights issued by the Company pursuant to the Registration Statement (such series of Overallotment Purchase Rights, the “Offering Overallotment Purchase Rights”). Any term of this Overallotment Purchase Right may be modified or amended or the provisions hereof waived with the written consent of the Company and the holders of at least 67% of the Overallotment Shares underlying the then outstanding Offering Overallotment Purchase Rights, provided that any such written consent must include the consent of any holder of outstanding Offering Overallotment Purchase Rights that were purchased pursuant to the Purchase Agreement which had a Subscription Amount (as defined in the Purchase Agreement) of at least $1 million.

m) Severability. Wherever possible, each provision of this Overallotment Purchase Right shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Overallotment Purchase Right shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Overallotment Purchase Right.

n) Headings. The headings used in this Overallotment Purchase Right are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Overallotment Purchase Right.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Overallotment Purchase Right to be executed by its officer thereunto duly authorized as of the date first above indicated.

RXI PHARMACEUTICALS CORPORATION

By:
Name:
Title:

NOTICE OF EXERCISE

TO:	RXI PHARMACEUTICALS CORPORATION

(1) The undersigned hereby elects to purchase              Overallotment Shares of the Company pursuant to the terms of the attached Overallotment Purchase Right (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐  in lawful money of the United States; or

☐  if permitted the cancellation of such number of Overallotment Shares as is necessary, in accordance with the formula set forth in subsection 2(c) of the Overallotment Purchase Right, to exercise this Overallotment Purchase Right with respect to the maximum number of Overallotment Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c) of the Overallotment Purchase Right.

(3) Please issue said Overallotment Shares in the name of the undersigned or in such other name as is specified below:

The Overallotment Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Overallotment Purchase Right, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Overallotment Purchase Right and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: ,

Holder’s Signature:

Holder’s Address: